Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      JEREMY'S MICROBATCH ICE CREAMS, INC.


     FIRST: The name of the Corporation is Jeremy's Microbatch Ice Creams, Inc.

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

     (a) 5,000,000 shares of Common Stock, $.01 par value per share; and

     (b) 500,000 shares of Preferred Stock, $.01, par value per share. The preferred stock may be issued in one or more series, and may have such voting powers, special, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special right qualifications, limitations or restrictions, including, without limitation, conversion rights and redemption right,

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          as shall be stated in the resolution or resolutions providing for the issue therefore adopted by the Board of Directors of the Corporation.

     FIFTH: The designations and powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

     SIXTH: The name and mailing address of the person who is to serve as a director of the Corporation until the first annual meeting of stockholders or until a successor is elected and qualified are as follows:

     NAME                               MAILING ADDRESS
     Jeremy Kraus                       Suite 312
                                        3401 Market Street
                                        Philadelphia, PA 19104

     SEVENTH: The name and mailing address of the sole incorporator is as follows:

     NAME                               MAILING ADDRESS
     Maxine M. DiRenza                  1515 Market Street
                                        9th Floor
                                        Philadelphia, PA 19102

     EIGHTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

     1. Election of directors need not be by written ballot.

     2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

     NINTH: The corporation is to have perpetual existence.

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     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     EXECUTED at Philadelphia, Pennsylvania on October 8, 1999


                                                -------------------------------
                                                Maxine M. DiRenza, Incorporator